Exhibit 99.1

Magnetek Announces Fiscal 2004 First Quarter Results

    LOS ANGELES--(BUSINESS WIRE)--Oct. 29, 2003--Magnetek, Inc.
(NYSE:MAG):

    --  1Q '04 revenue was $50.4 million, up 18% from 1Q '03.

    --  Company cut quarterly loss and generated cash in the quarter.

    --  Subsequently, raises $18.5 million in equity and repays debt.

    Magnetek, Inc. (NYSE:MAG) today announced its results for the first quarter of fiscal 2004, ended September 30, 2003. Revenue for the quarter was $50.4 million, up 18% from $42.8 million in the first quarter of fiscal 2003, but down 7% from $54.5 million in the fourth quarter of fiscal 2003. The first fiscal quarter is usually the Company's slowest seasonal sales period.
    The Company reported a net loss of $.15 per share in the quarter versus net income of $.67 per share in the first quarter of fiscal 2003, which included a gain of $.73 per share related to the termination of a retiree medical plan. In the fourth quarter of fiscal 2003, Magnetek reported a net loss of $.21 per share, including a $.04 per share non-cash charge taken on the divestiture of the Company's telecom service business.
    Due to the deferred tax position on the Company's balance sheet, no tax benefit was recorded in either the fourth quarter of fiscal 2003 or the first quarter of fiscal 2004.

    Operating Results

    The Company's gross margin increased to 20.5% in the September quarter, up from 19.5% in the June quarter, but still below the 22.8% recorded in last year's first quarter primarily because of the weak dollar versus the euro and lower margin product mix. However, had it not been for losses sustained by the telecom service business that was sold during the quarter, the Company's gross margin would have been 21.5%.
    While an improvement over the June quarter, Magnetek's first quarter operating loss was greater than its operating loss in the prior-year quarter due primarily to higher non-cash pension costs and investments in R&D.
    The Company generated positive cash from operations and reduced its debt by $850,000 in the first quarter of fiscal 2004. The book-to-bill ratio for the quarter was 1.03-to-1. Backlog stood at $54.0 million at the end of the quarter, versus $51.8 million at the end of the June quarter, excluding backlog related to the divested telecom service business.

    Balance Sheet

    Working capital was reduced in the first quarter from June levels, primarily as a function of a reduction in accounts receivable, while inventories increased modestly as production in China ramped up and new products and programs came on stream. Both debt and capital spending declined in the quarter, while equity remained essentially unchanged.
    Subsequent to the end of the first quarter, Magnetek sold 4.2 million shares of common stock in a private placement at an 8% discount to the market price on the transaction date ($5.10 on October
8). After fees and expenses, the Company raised approximately $18.5 million, which was used to repay its entire domestic and most of its European bank debt.
    "The immediate effect was to increase shareholders' equity from $79.6 million to $98.1 million and improve our debt-to-capitalization ratio from 25% to 8%," said Andrew G. Galef, Magnetek's chief executive officer. "We will continue to maintain our bank facilities in both the U.S. and Europe to support future growth needs," he concluded.

    Conference Call Webcast

    This morning, at 11:00 a.m. Eastern time, Mr. Galef and other members of management will host a conference call to discuss Magnetek's first-quarter results. The call will be webcast live on Magnetek's website, www.magnetek.com. Those interested in listening should register early to download and install any necessary audio software. For those who cannot listen to the webcast live, a replay will be available on Magnetek's website through January 30, 2004.

    Magnetek, Inc. manufactures digital power supplies and systems used in distributed power generation, industrial controls, medical electronics, semiconductor processing, consumer products, transportation, communications, information technology and other applications requiring highly reliable, precise, energy-efficient power. The Company operates manufacturing and research facilities in North America, Europe and China and reported total revenue of $202 million for its 2003 fiscal year, which ended on June 30, 2003.

    This news release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, including statements regarding the Company's anticipated financial results for the second quarter of the fiscal year ending June 30, 2004. These forward-looking statements are based on the Company's expectations and are subject to a number of risks and uncertainties, many of which cannot be predicted or quantified and are beyond the Company's control. Future events and actual results could differ materially from those set forth in, contemplated by, or underlying these forward-looking statements. These risks and uncertainties include unanticipated financial results of operations, audit-related findings and their effect on the Company's expected financial results, lack of certainty as to when and how market recoveries may manifest themselves and the actual effect such recoveries will have on the Company. Other factors that could cause actual results to differ materially from expectations are described in the Company's reports filed with the Securities and Exchange Commission pursuant to the Securities Exchange Act of 1934.


                            Magnetek, Inc.
                  Consolidated Results of Operations
                 (in thousands except per share data)

                                                  Three months ended
                                                     September 30,
                                                      (Unaudited)
Results of Operations:                             2003        2002
----------------------------------------------------------------------
Net sales                                       $  50,435   $  42,826
Cost of sales                                      40,089      33,042
----------------------------------------------------------------------
Gross profit                                       10,346       9,784
Research and development                            2,843       2,513
Selling, general and administrative                10,470       9,464
Gain from termination of retiree medical
 benefits                                               -     (27,771)
----------------------------------------------------------------------
Income from operations                             (2,967)     25,578
Interest and other (income) expense (1)               672         186
----------------------------------------------------------------------
Income before provision for income taxes           (3,639)     25,392
Provision for income taxes                              -       9,649
----------------------------------------------------------------------
Net income                                      $  (3,639)  $  15,743
----------------------------------------------------------------------

Per common share:
Net income per common share -
 basic and diluted                              $   (0.15)  $    0.67
----------------------------------------------------------------------

Weighted average shares outstanding
 Basic and diluted                                 23,799      23,626

(1) Includes deferred financing amortization expense of $356 and $53 in the three month periods ended September 30, 2003 and 2002.


                                         September 30,     June 30,
Balance Sheet Data:                          2003           2003
----------------------------------------------------------------------
Working Capital (excluding current
 portion of LTD)                        $      58,654  $       61,228
Total assets                                  274,834         280,651
Total long-term debt (including current
 portion)                                      25,877          26,702
Common stockholders' equity                    79,577          79,671


                                                 Three months ended
                                                   September 30,
Other Data:                                      2003         2002
----------------------------------------------------------------------
Depreciation and amortization                $     2,481  $     2,175
Capital expenditures                         $       775  $     1,131


                            Magnetek, Inc.
                      Consolidated Balance Sheet
                            (in thousands)

                                            September 30,   June 30,
                                                 2003         2003
                                              -----------  -----------

 Cash                                        $     1,396  $     1,680
 Accounts receivable                              43,823       46,745
 Inventory                                        49,965       48,843
 Prepaid and other                                 9,760       12,908
                                              -----------  -----------
   Total current assets                          104,944      110,176

 Net PP&E                                         32,574       33,794
 Goodwill                                         63,147       63,067
 Prepaid pension and other assets                 74,169       73,614
                                              -----------  -----------
   Total assets                              $   274,834  $   280,651
                                              ===========  ===========

 Accounts payable                            $    35,773  $    35,496
 Accrued liabilities                              10,517       13,452
 Current portion of long-term debt                   649          805
                                              -----------  -----------
   Total current liabilities                      46,939       49,753

 Long-term debt, net of current
  portion                                         25,228       25,897
 Other long-term obligations                     116,635      118,861
 Deferred income taxes                             6,455        6,469

 Common stock                                        243          237
 Paid in capital in excess of par
  value                                          108,988      106,541
 Retained earnings                                77,320       80,959
 Accumulated other comprehensive
  loss                                          (106,974)    (108,066)
                                              -----------  -----------
   Total stockholders' equity                     79,577       79,671

   Total liabilities and equity              $   274,834  $   280,651
                                              ===========  ===========

    CONTACT: Magnetek, Inc.
             Robert Murray, 310-689-1610
             bmurray@magnetek.com